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                                                                      Exhibit 5

                [LETTERHEAD OF BOWLES RICE MCDAVID GRAFF & LOVE]


                             ______________________


Gateway Bancshares, Inc.
Bank of McMechen
700 Marshall Street
McMechen, West Virginia 26040


             Re:  Form S-4 Registration Statement
                  -------------------------------


Ladies and Gentlemen:

          This opinion is rendered in connection with the Form S-4 Registration Statement (the "Registration Statement") filed by Commercial BancShares, Incorporated, Inc. (the "Registrant") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the proposed offering of up to 141,902 shares of common stock of Registrant, $5.00 par value ("Common Stock") issuable in connection with the proposed acquisition of Gateway Bancshares, Inc. ("Gateway"),McMechen, West Virginia, by Registrant, as amended on September 30, 1997 and December 15, 1997 pursuant to the terms of the Agreement and Plan of Merger dated August 15, 1997, between Gateway and Registrant (the "Plan").

          We are of the opinion that if all the conditions set forth in the Plan are satisfied, the Common Stock, when issued in connection with the Plan in accordance with the terms set forth therein, will be duly authorized, validly issued, fully paid and nonassessable and will not be issued in violation of any preemptive rights of any shareholder of Registrant.

          We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm therein.


                                     Very truly yours,

                                     BOWLES RICE MCDAVID GRAFF & LOVE, P.L.L.C.



                                     /s/ Sandra M. Murphy
                                     -------------------------
                                     Sandra M. Murphy

SMM/jam
cc:    Larry G. Johnson